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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                              MADISON WI 53783-0001
                                  888 428 5433


                           CHILDREN'S INSURANCE RIDER

               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

This RIDER is attached to and becomes a part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions of the Base Policy apply to this RIDER unless changed by this RIDER.

                                   DEFINITIONS

BENEFICIARY. THE PRIMARY INSURED IS THE BENEFICIARY. If the PRIMARY INSURED is not living, the BENEFICIARY is the estate of the CHILD INSURED.

CHILD INSURED. Any natural child, stepchild, or legally adopted child of the PRIMARY INSURED who is less than 18 years old on the ISSUE DATE of this RIDER.

A CHILD INSURED must also:
     1. be named in the APPLICATION for this RIDER and be accepted by US for coverage under this RIDER; or
     2.  be born to the PRIMARY INSURED after the date of application; or
     3. be legally adopted by the PRIMARY INSURED after the date of application. Evidence of insurability, satisfactory to US, must be provided to US during the lifetime of the PRIMARY INSURED; or
     4. become a stepchild of the PRIMARY INSURED after the date of application. Evidence of insurability, satisfactory to US, must be provided to US during the lifetime of the PRIMARY INSURED.

Any child born to the PRIMARY INSURED after the date of application is covered under this RIDER on the later of:
     1.  the date the child is fourteen days old; or
     2.  the date the child is released from the hospital following birth.

OWNER. The OWNER of the Policy is also the OWNER of this RIDER, subject to the conditions and provisions of the Policy, except that the conversion right under this RIDER and the conversion right under the Paid-Up Term To Age 25 life insurance coverage, may be exercised only by the CHILD INSURED.

                               GENERAL PROVISIONS

BENEFITS PAYABLE. WE will pay the benefit amount in force on the life of the CHILD INSURED as shown on the Schedule, to the BENEFICIARY when WE receive at OUR HOME OFFICE:
     1.  written proof satisfactory to US of the CHILD INSURED's death; and
     2. written proof satisfactory to US that the CHILD INSURED's death occurred while coverage under this RIDER was in force on such CHILD INSURED.

If this RIDER is added subsequent to the ISSUE DATE of the Policy, the benefit amount is shown on the endorsement for coverage issued for this RIDER. If a child is named as a CHILD INSURED under more than one Children's Insurance RIDER with US, benefits are payable only under one RIDER.

PREMIUM. The premium for this RIDER is shown on the Schedule. If this RIDER is added subsequent to the ISSUE DATE of the Policy, the premium is shown on the endorsement for coverage issued for this RIDER. (For additional information, see the Premium provision in the Policy.)

PAID-UP TERM TO AGE 25 LIFE INSURANCE. Each CHILD INSURED under this RIDER will receive Paid-Up Term To Age 25 life insurance coverage if:
     1.  the PRIMARY INSURED dies while this RIDER is in force; and
     2. We receive written proof that the CHILD INSURED was covered under this RIDER on the date of the PRIMARY INSURED'S death.


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The Paid-Up Term To Age 25 life insurance coverage terminates on the earlier of:
     1.  the date the CHILD INSURED reaches ATTAINED AGE 25; or
     2. the date the CHILD INSURED converts the Paid-Up Term To Age 25 life insurance coverage.

CONVERSION. If the CHILD INSURED is between ATTAINED AGE 21 and ATTAINED AGE 25, he/she may convert the coverage provided under this RIDER, without evidence of insurability to any plan of insurance permitted under OUR rules then in effect. The APPLICATION for conversion must be in writing and must be sent to THE ADMINISTRATIVE SERVICE CENTER. The CHILD INSURED must convert such coverage on or before the RIDER anniversary date nearest the date the CHILD INSURED reaches ATTAINED AGE 25. If We do not receive an APPLICATION for conversion on or before the RIDER anniversary date nearest the date the CHILD INSURED reaches ATTAINED AGE 25, then such coverage terminates and the CHILD INSURED cannot convert. The Conversion Policy is issued at premium rates then in use for the ATTAINED AGE of the CHILD INSURED being covered and for the UNDERWRITING CLASS used for the CHILD INSURED under this RIDER. The Conversion Policy is dated as of the date the coverage under this RIDER terminates. RIDERS and supplemental benefits may be included in the Conversion Policy only if evidence of insurability satisfactory to US is provided. In no event are benefits payable under both this RIDER (or the Paid-Up To Age 25 life insurance coverage) and the Conversion Policy. The amount of coverage for the conversion policy must be at least $10,000 but not more $50,000. Any CHILD INSURED exercising the conversion right under this RIDER is not covered under this RIDER at a later date. The conversion right under this RIDER may be exercised only once for each CHILD INSURED.

INCONTESTABILITY, SUICIDE AND MISSTATEMENT OF AGE OR SEX/GENDER. The Incontestability, Suicide and Misstatement of Age or Gender provisions of the BASE POLICY are hereby modified to include any CHILD INSURED under this RIDER. If this RIDER is included on the ISSUE DATE of the BASE POLICY, the INCONTESTABILITY AND SUICIDE provisions are measured from the ISSUE DATE of the BASE POLICY. If this RIDER is added subsequent to the ISSUE DATE of the BASE POLICY, the INCONTESTABILITY AND SUICIDE provisions are measured from the ISSUE DATE of this RIDER.

REINSTATEMENT. If the OWNER applies to reinstate the BASE POLICY, WE must receive evidence of insurability satisfactory to US for the PRIMARY INSURED and each CHILD INSURED. If the evidence of insurability is not satisfactory to US, then the BASE POLICY and this RIDER will not be reinstated.

WAIVER. Benefits under the Waiver of Monthly Deductions Benefit Rider will apply while the Policy and this RIDER are in full force and the Waiver of Monthly Deductions Benefit Rider is in effect for this RIDER.

RIDER EFFECTIVE DATE. This RIDER takes effect as of the Rider Effective Date shown on the Schedule. If this Rider is subsequently added to the BASE POLICY, the Rider Effective Date will be shown on an endorsement. The Rider Effective Date determines each:
     1.  RIDER year;
     2.  RIDER anniversary; and
     3.  RIDER month.

TERMINATION OF COVERAGE FOR CHILD INSURED UNDER THIS RIDER. Coverage for each CHILD INSURED under this RIDER terminates on the earliest of:
     1.  the date of any conversion of coverage under this RIDER;
     2. the RIDER anniversary date nearest the date the CHILD INSURED reaches ATTAINED AGE 25; or
     3. the date the CHILD INSURED no longer meets the definition of a CHILD INSURED.

RIDER TERMINATION DATE.  This RIDER terminates on the earliest of:
     1. 12:00 AM on the RIDER anniversary date nearest the PRIMARY INSURED'S ATTAINED AGE 75;
     2. the date the BASE POLICY terminates subject to the conditions and provisions of the BASE POLICY; or
     3.  the date the BASE POLICY is surrendered by the OWNER.

The OWNER may cancel this RIDER at any time by sending a written request to the ADMINISTRATIVE SERVICE CENTER. Such cancellation takes effect on THE MONTHLY DEDUCTION DAY following the date the written request is received at the ADMINISTRATIVE SERVICE CENTER, unless a later date is requested.



                 President                   Secretary


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